Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Edward Spehar
(212) 578-7888

DENISE M. MORRISON NAMED TO METLIFE’S BOARD OF DIRECTORS

NEW YORK, Feb. 21, 2014 – MetLife, Inc. (NYSE: MET) announced that Denise M. Morrison, president and chief executive officer of Campbell Soup Company, has been elected to its board of directors, effective today.

“I am pleased to welcome Denise to MetLife’s board of directors,” said Steven A. Kandarian, chairman, president and chief executive officer of MetLife, Inc. “Her consumer brand expertise and ability to grow strong businesses will be a great resource for MetLife and its shareholders.”

Morrison has served as president and chief executive officer of Campbell since 2011. She joined the company in 2003 and has held a variety of executive positions, including executive vice president and chief operating officer, and president of global sales and chief customer officer.

Morrison has more than 30 years of experience as a corporate executive. Prior to joining Campbell, Morrison served for eight years in various leadership roles at Kraft Foods, Inc. She also held positions within leading companies including Nestlé USA, Inc., PepsiCo, Inc. and Procter & Gamble.

Morrison is vice co-chair of the Consumer Goods Forum and also serves on the boards of Catalyst, Inc. and the Grocery Manufacturers Association. In 2012, she was named to President Barack Obama’s Export Council. She previously served on the boards of The Goodyear Tire and Rubber Co. and Ballard Power Systems, Inc. Morrison received her Bachelor of Science degree in economics and psychology from Boston College.

With the addition of Morrison as a director, MetLife now has four women on its board, or 31 percent of the non-management directors. In November 2013, MetLife was recognized as a “corporate champion” by the Women’s Forum of New York as one of 31 Fortune 1000 companies in the New York area with 20 percent or more women on its board.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers. MetLife holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

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